EXHIBIT 5

                                November 12, 2002


Coventure International Inc.
Suite 174
3359-27th Street N.E.
Calgary, Alberta T1Y 5E4

Gentlemen:

     This letter will constitute an opinion upon the legality of the sale by Coventure International Inc., a Delaware corporation, and by certain selling shareholders of the Company of up to 1,583,300 shares of common stock, all as referred to in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission.

         We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Delaware, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares when sold, will be legally issued, fully paid, and nonassessable.

                                Very truly yours,

                                  HART & TRINEN


                                  By  /s/ William T. Hart
                                    -----------------------
                                       William T. Hart